Exhibit (d)

AGREEMENT FOR INVESTMENT COUNSEL SERVICE

THIS AGREEMENT is entered into this 17th day of May, 2011, by and between MAIRS AND POWER, INC., a Minnesota corporation (the “Adviser”), and MAIRS AND POWER FUNDS TRUST, a Delaware statutory trust (the “Trust”).

That in consideration of the mutual covenants herein contained and the performance herein required, the Trust and the Adviser hereby mutually agree as follows:

1.                                       APPOINTMENT OF ADVISER.

The Trust hereby appoints and employs the Adviser to act as investment adviser for each separate series of the Trust identified on Appendix A hereto (each a “Fund”) for the term, with the duties, and subject to the conditions as provided in this Contract, and the Adviser hereby accepts such appointment and employment.  The parties may amend Appendix A from time to time to add or delete Funds.

2.                                       DUTIES OF ADVISER.

The Adviser shall furnish to each Fund such management, investment advisory, statistical and research facilities and services as may be required from time to time by the Fund.  The duties of the Adviser under this Contract shall not prevent the Adviser from rendering similar services to other persons, firms, trusts, corporations or other entities.

It is recognized the officers of the Adviser may serve as officers of the Trust.  They shall receive no compensation as officers nor as trustees of the Trust, their compensation being limited to that which they receive from the Adviser.  The propriety of officers of the Adviser acting as officers and trustees of the Trust is fully recognized hereby and it is ratified and confirmed by the Trust and all its shareholders.

The Trust hereby agrees to indemnify the Adviser for any loss or liability which may be imposed upon the Adviser or its officers or directors by reason of any act or acts that are performed by them or any of them in the performance of this service or the within agreement as long as such act or acts shall have been performed in good faith, but nothing in this agreement shall be construed as protecting or purporting to protect the Adviser against any liability to the Trust or its security holders to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Contract.

3.                                       ALLOCATION OF EXPENSES.

The Adviser will assume all executive salaries and executive expenses and office rent, and the Adviser will absorb all such expenses and not charge the same since the same are included in its fees for management of the Funds.  All other expenses of operating and maintaining the Trust and the Funds including but not limited to attorneys and accountants fees, official fees of the Securities and Exchange Commission and Minnesota Securities Commission,

printing, stationery, mimeographing and postage expenses, and premiums on fidelity bonds and insurance, and other like expenses will be paid by the Trust directly to the recipient thereof.  The Adviser will assume all expenses of distribution, sales or promotion of the Funds unless, and only to the extent that, a Fund has adopted a plan of distribution and a distribution agreement pursuant to Rule 12b-1 under the Investment Company Act of 1940 or any successor provision.

4.                                       COMPENSATION OF THE ADVISER.

With respect to each Fund, the Trust shall pay to the Adviser for its investment advisory services a fee, calculated for each day that this Contract is in effect, of (a) 1/365 of the Applicable Percentage of the daily closing net asset value of the Fund (or 1/366 of such rate in a leap year).  The Applicable Percentage for each Fund is set forth on Appendix A.  The fee shall be payable in arrears on the last day of each month during which this Contract is in effect.

5.                                       EFFECTIVE DATE, DURATION AND TERMINATION OF THIS CONTRACT.

(a)                                  This Contract shall remain in effect with respect to each Fund (unless terminated as hereinafter provided) until July 1, 2012 and from year to year thereafter; provided that this Contract shall continue in effect after July 1, 2012 with respect to a Fund only as long as

(1)                                  such continuance is specifically approved with respect to that Fund at least annually by either (A) the Board of Trustees of the Trust, or (B) “vote of a majority of the outstanding voting securities” (as defined in Section 2 (a) (42) of the Investment Company Act of 1940) of the Fund, and

(2)                                  the terms of this Contract are approved with respect to that Fund at least annually by the vote of a majority of the Trustees of the Trust, who are not parties to the Contract or “interested persons” of any such party (as such terms are used in Section 15 (c) of the Investment Company Act of 1940) cast in person at a meeting called for the purpose of voting on such approval.

(b)                                 This Contract may be terminated with respect to a Fund at any time without the payment of any penalty by vote of the Board of Trustees of the Trust or by “vote of a majority of the outstanding voting securities” (as defined in Section 2 (a) (42) of the Investment Company Act of 1940) of that Fund, or by the Adviser, in each case upon sixty calendar days’ prior written notice to the other party to the Contract.

(c)                                  This Contract shall terminate automatically with respect to a Fund in the event of its “assignment” (as defined in Section 2 (a) (4) of the Investment Company Act of 1940).

6.                                       AMENDMENTS.

This Contract may be amended at any time or from time to time by an instrument in writing signed by a duly authorized officer of the Trust and by the Adviser, but no material amendment to this Contract shall be effective with respect to a Fund until

(1)                                  such amendment is approved by the affirmative “vote of a majority of the outstanding voting securities” (as defined in Section 2 (a) (42) of the Investment Company Act of 1940) of that Fund, and

(2)                                  the terms of such amendment are approved by the vote of a majority of the Trustees of the Trust, who are not parties to the Contract or “interested persons” of any such party (as such terms are used in Section 15 (c) of the Investment Company Act of 1940), cast in person at a meeting called for the purpose of voting on such approval.

MAIRS AND POWER FUNDS TRUST, on behalf of each of the Funds named on Appendix A

By	/s/ William B. Frels
President

MAIRS AND POWER, INC.

By	/s/ Jon A. Theobald
President

By	/s/ Peter G. Robb
Vice President and Secretary

Appendix A to Mairs and Power Funds Trust

Agreement for Investment Counsel Service

May 17, 2011

Fund(s) Subject to Agreement	“Applicable Percentage” Under Section 4

Mairs and Power Small Cap Fund	0.90%